Exhibit 10.26


                  AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT


        This Amendment No. 2 to Loan and Security Agreement is entered into as of November 16, 1995, by and between Silicon Valley Bank ("Bank") and Quest Electronic Hardware, Inc. ("Borrower").

RECITALS

         Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 31, 1995 (the "Agreement"'). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

         NOW, THEREFORE, the parties agree as follows:

         1.    Certain defined terms in Section 1.1 are amended as follows:

               "Committed Line" means One Million Five Hundred Thousand Dollars ($1,500,000).

               "Debt Service Coverage" means, as of the last day of any period, the ratio of (i) annualized earnings before interest expense, income taxes, depreciation and amortization, to (ii) an amount equal to the current portion of long-term debt plus annualized interest expense for such period.

               "Eligible Inventory" means that portion of Borrower's Inventory that is located at Borrower's principal place of business or such other locations as are permitted under
               Section 7.10, that complies with the representations and warranties set forth in Section 5.5, and that is otherwise acceptable to Bank.

               "Inventory"' means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing. Inventory shall be valued at the lower of cost or wholesale fair market value.

         2.    The first paragraph of Section 2.1 is amended to read as follows:

2.1 Advances. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the lesser of the Committed Line or the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to (i) seventy-five percent (75%) of Eligible Accounts plus (ii) (a) if the value of Borrower's total Inventory is greater than $2,500,000, then the lesser of twenty-five percent (2.5%) of the value of Borrower's Eligible Inventory or Seven Hundred Thousand Dollars ($700,000), or (b) if the value of Borrower's total Inventory is less than or equal to $2,500,000 but greater than $1,500,000, then the lesser of twenty-five percent (25%) of the value of Borrower's Eligible Inventory or Five Hundred Thousand Dollars ($500,000), or (c) if the value of Borrower's total Inventory is less than or equal to $1,500,000, then the lesser of twenty-five percent (25%) of the value of Borrower's Eligible Inventory or Three Hundred Thousand Dollars, ($300,000); provided that the Borrowing Base shall consist only of seventy-five percent (75%) of Eligible Accounts for thirty (30) consecutive days during each fiscal year. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Revolving Facility Maturity Date.

         3.     Section 6.12 is amended to read as follows:

                6.12 Debt Service Charge. Borrower shall maintain on a rolling six (6) month basis a Debt Service Ratio of at least 1.75 to 1.0, except that Borrower shall maintain a Debt Service Ratio of at least 1.65 to 1.0 for the months of October, November and December, 1995.

         3. In connection with this Amendment, Borrower shall pay Bank a fee of Seven Thousand Dollars ($7,000) plus all Bank Expenses incurred in connection with the preparation of this Amendment.

        4. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. Except as amended, the Agreement remains in full force and effect.

        5. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment (except such representations and warranties to be expressly true as of a specific date), and that no Event of Default has occurred and is continuing.

        6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.


                                         QUEST ELECTRONIC HARDWARE, INC.,
                                         a Delaware corporation

                                         By: /s/  Dominic A. Polimeni
                                            --------------------------------
                                         Title:  Chairman and CEO


                                         SILICON VALLEY BANK

                                         By: /s/  Mitzi R. Lazich
                                            --------------------------------
                                         Title:  Vice President